Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

Stage Stores Reports March Sales

HOUSTON, TX, April 8, 2010 - Stage Stores, Inc. (NYSE: SSI) today reported that its total sales for the five week March period ended April 3, 2010 increased 12.0% to $140 million from $125 million in the prior year five week period ended April 4, 2009.  Comparable store sales increased 8.6% this year versus a decrease of 15.0% last year.

The Company stated that its accessories, children’s, cosmetics, dresses, footwear, junior’s and petites categories had double-digit comparable store sales gains.  With regard to region of the country, all regions achieved comparable store sales increases, with the Southeast and Mid Atlantic regions posting double-digit gains.

SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
	% Increase (Decrease)		($ in Millions)
Fiscal Period	2010	2009	2010	2009
February	(3.9)%	(8.6)%	$99	$101
March	8.6	(15.0)	140	125
1st Qtr-To-Date	3.0	(12.2)	239	226

Andy Hall, President and Chief Executive Officer, commented, “As expected, March sales benefitted from the Easter calendar shift.  Better weather, particularly in the final week of the month, and favorable customer response to our spring merchandise also helped drive sales.  We continue to project that comparable store sales in April will be down mid single digits reflecting the negative impact of the Easter shift.”

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Stage Stores Reports
March Sales
Page - 2

Store Activity
The Company opened 12 new stores during March, all of which were opened under the Goody’s name.  New Goody’s stores were opened in McMinnville, Union City and Sweetwater, TN; Jacksonville, IL; Henderson, KY; Aurora and Linton, IN; Rincon, GA; Oxford, AL; Fort Smith, AR; Junction City, KS; and South Boston, VA.  The Company expects to open an additional 6 new stores during April.

About Stage Stores
Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 770 stores located in 39 states.  The Company operates its stores under the five names of Bealls, Goody’s, Palais Royal, Peebles and Stage.  For more information about Stage Stores, visit the Company’s web site at www.stagestoresinc.com.

Caution Concerning Forward-Looking Statements
This document contains “forward-looking statements”. Forward-looking statements reflect our expectations regarding future events and operating performance and often contain words such as "believe", "expect", "may", "will", "should", "could", "anticipate", "plan" or similar words.  In this document, forward-looking statements include comments regarding the Company’s outlook for April’s comparable store sales as well as comments regarding the number of new stores that the Company plans to open in April.  Forward-looking statements are subject to a number of risks and uncertainties which could cause actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to, those in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") on March 30, 2010, and other factors as may periodically be described in our other filings with the SEC.  Forward-looking statements speak only as of the date of this document.  We do not undertake to update our forward-looking statements.

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